Exhibit 99.1

For Immediate Release

Contact:
William A. Walkowiak, CFA
Tekni-Plex, Inc.
65 Railroad Avenue
Ridgefield, NJ  07657
201-941-6550, Ext. 107


		      Tekni-Plex/PureTec Merger Completed

	       Somerville, New Jersey, March 3, 1998 -- Tekni-Plex, Inc. announced today that the closing transactions have been completed to merge PureTec Corporation (NASDAQ: PURT) into a subsidiary of Tekni-Plex, Inc. As of today, PureTec is a wholly-owned subsidiarity of Tekni -Plex. Under the terms of the merger agreement, PureTec stockholders will receive $3.50 in cash for each share of PureTec common stock. Today is expected to be the last day of trading in PureTec common stock.

	       Today's transactions also included the merger of PureTec's 97% owned subsidiary, Plastic Specialities and Technologies, Inc. ("PS&T"), into an indirect subsidiary of PureTec Corporation. Under the terms of this merger, stockholders of outstanding shares of PS&T common stock will receive $7.00 per share.

	       The transactions were financed by Tekni-Plex's private offering of $200 million of 9 1/4% Senior Subordinated Notes due 2008, as well as a senior secured bank financing.

	       Tekni-Plex holds leading positions in a number of markets for plastic products and materials. These include medical and pharmaceutical applications, and a wide variety of high value-added packaging products.